Exhibit 10.1

CONTRIBUTION AGREEMENT

Dated as of January 1, 2018

by and among

Boston Therapeutics, Inc.,

a Delaware corporation

and

CureDM Group Holdings, LLC,

a Delaware limited liability company and

the Members of CureDM Group Holdings, LLC

CONTRIBUTION AGREEMENT

This Contribution Agreement (“Agreement”), dated as of 12:00 a.m. January 1, 2018 (the “Closing Date”), is by and among Boston Therapeutics, Inc. (“BTHE”), a corporation organized under the laws of the State of Delaware, having an office for the transaction of business at 354 Merrimack Street, #4, Lawrence, Massachusetts 01843 and CureDM Group Holdings, LLC (“CureDM”), a limited liability company organized under the laws of the State of Delaware, having an office for the transaction of business at 5901 Indian School Road, Albuquerque, New Mexico 87110, and the members of CureDM as listed on the signature pages and Schedule A hereto, constituting all of the members of CureDM (collectively, the “CureDM Members”, and each individually, a “CureDM Member”), each having an address as set forth on the signature pages hereto.

W I T N E S S E T H

WHEREAS, the CureDM Members own the number of membership interests of CureDM set forth opposite their respective names on Schedule A, which collectively represent one hundred percent (100%) of the issued and outstanding membership interests of CureDM (collectively, the “CureDM Membership Interests”, and each individually, a “CureDM Membership Interest”).

WHEREAS, the CureDM Members desire to contribute the CureDM Membership Interests to BTHE upon the terms and subject to the conditions of this Agreement in exchange for an aggregate of 47,741,140 shares of newly issued shares of BTHE Common Stock, $0.001 par value per share, of which 25,000,000 BTHE Shares shall be delivered on the Closing Date (the “Closing BTHE Shares”) and 22,741,140 BTHE Shares (the “Milestone BTHE Shares”) shall be delivered in four equal tranches of 5,685,285 BTHE Shares each upon the achievement of each milestone described herein, pursuant to the terms and conditions set forth in this Agreement (the Closing BTHE Shares and the Milestone BTHE Shares are referred to herein collectively as the “BTHE Shares”), which such issuance of the BTHE Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption provided by Rule 506 promulgated under Regulation D of the Securities Act, and Section 4(a)(2) of the Securities Act.

NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals, which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

CONTRIBUTION

1.1           Contribution. Upon the terms and subject to the conditions contained herein, on the Closing Date, the CureDM Members will contribute, transfer, assign and deliver to BTHE their respective CureDM Membership Interests, such that following the contribution thereof, BTHE shall own one hundred percent (100%) of the issued and outstanding CureDM Membership Interests. All contributions shall be free and clear of all liens, claims or rights or offset of any kind.

1.2           Closing BTHE Share Issuance. In consideration of each CureDM Member’s contribution of his, her or its respective CureDM Membership Interest to BTHE, BTHE shall issue the Closing BTHE Shares to each of the CureDM Members in accordance with Schedule B, on the Closing Date. All certificates evidencing such BTHE Shares shall be distributed to the CureDM Members within ten (10) days of the Closing Date.

1.3           Milestone BTHE Share Issuance. In consideration of each CureDM Member’s contribution of his, her or its respective CureDM Membership Interest to BTHE, upon achievement of the milestones set forth below (each, a “Milestone” and collectively, the “Milestones”), BTHE shall issue the Milestone BTHE Shares to each of the CureDM Members in accordance with Schedule B, which such Milestone BTHE Shares shall be issued on the date of the achievement of each milestone (each, a “Milestone Achievement Date”). All certificates evidencing such Milestone BTHE Shares shall be distributed to the CureDM Members within five (5) days of the applicable Milestone Achievement Date.

(a)           Milestones.

(i)         Milestone 1—Execution of a manufacturing agreement with a contract manufacturing organization (“CMO”) for the clinical supply of active pharmaceutical ingredient and transfer to the CMO of methods and specifications required for new clinical batch production subject to BTHE having raised sufficient capital (of at least $750,000) to support the terms and conditions, including payment criteria of such agreement with the CMO.

(ii)        Milestone 2—Completion of Phase 1b clinical study of HIP2B in type 1 diabetes patients and issuance of final report prior to December 31, 2019.

(iii)       Milestone 3—First patient enrolled in Phase 2 of HIP2B in type 1 diabetes patients.

(iv)       Milestone 4—The earlier of (1) submission of Phase 2 reports to FDA and receipt of approval to begin Phase 3 study enrollment pertaining to HIP2B or (2) entry into a strategic agreement (license, collaboration, etc.) with respect to the Phase 3 development of of HIP2B.

(b)           Additional Obligations of BTHE. BTHE will provide status updates regarding the Milestones as reasonably requested by any CureDM, Inc., which shall be no more than once per quarter. BTHE will provide prompt written notice of the achievement of each Milestone to the CureDM Members.

(c)           Certification. BTHE will provide the CureDM Members with written certification within thirty (30) days of each Milestone Achievement Date.

1.4           Closing. The closing of the transactions contemplated hereby shall take place upon the execution and delivery of this Agreement by the parties on the date hereof.

1.5           Closing Events. On the Closing Date, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered on the Closing Date, as provided in Section 8, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. Upon the execution and delivery of this Agreement on the Closing Date, the ownership of the CureDM Membership Interests set forth on Schedule A shall transfer to BTHE without any further action by the CureDM Members, and the Closing BTHE Shares shall be issued in the names and denominations set forth on Schedule B hereto.

1.6           Compliance with Applicable Securities Laws. Each of the CureDM Members agrees that he, she or it is acquiring the BTHE Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the BTHE Shares issued to him, her or it (other than pursuant to an effective Registration Statement under the Securities Act) directly or indirectly unless:

(a)       the sale is to BTHE;

(b)       the sale is made pursuant to an exemption or exclusion from registration under the Securities Act, provided by Rule 144, Rule 144A, or other rules or regulations promulgated thereunder; or

(c)       the sale is made in any other transaction that does not require registration under the Securities Act or any applicable United States state laws and regulations governing the offer and sale of securities, and the CureDM Member has furnished to BTHE an opinion of counsel to that effect or such other written opinion as may be reasonably required by BTHE.

The CureDM Members acknowledge that the certificates representing the BTHE Shares shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SECURITIES UNDER THE ACT, EXCEPT IN A TRANSACTION PURSUANT TO RULE 144, RULE 144A OR A REGULATION OF THE ACT, OR ANY OTHER EXEMPTION OR EXCLUSION FROM THE REGISTRATION REQUIREMENTS OF THE ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER REASONABLY SO REQUESTS).

SECTION 2

REPRESENTATIONS AND WARRANTIES OF CUREDM

CureDM, and CureDM, Inc. and Loraine V. Upham in their capacities as CureDM Members, hereby represent and warrants to BTHE that, except as set forth in the correspondingly numbered section of the disclosure schedule attached hereto (the “CureDM Disclosure Schedule”), the statements contained in this Section 2 are true and correct in all material respects as of the Closing Date. The CureDM Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Section 2. For purposes of this Section 2, the phrase “to the knowledge of CureDM” or any phrase of similar import shall be deemed to refer to the actual or constructive knowledge of Loraine V. Upham and H. Joseph Reiser, PhD after due inquiry.

2.1           Organization and Good Standing. CureDM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is entitled to carry on its business as and in the places where such business is now conducted. CureDM is qualified to do business as a foreign corporation in each jurisdiction, if any, in which the failure to be so qualified would have a Material Adverse Effect on CureDM (as defined in Section 2.2(d) below). CureDM does not have any subsidiaries. CureDM has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “CureDM”. Schedule 2.1 sets forth (a) the names of the members of the board of directors of CureDM (the “Board of Directors of CureDM” and (b) the names of the members of each committee of the Board of Directors of CureDM. CureDM has provided to BTHE true, correct and complete copies of: (i) the certificate of formation and the Amended and Restated Limited Liability Operating Agreement of CureDM dated March 19, 2010 each as in effect on the date of this Agreement, and such copies reflect all amendments made thereto at any time prior to the date of this Agreement (the “CureDM Organizational Documents”), (ii) the register of members of CureDM, and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the CureDM Members, the Board of Directors of CureDM and all committees of the Board of Directors of CureDM (the documents referred to in clauses (i), (ii) and (iii), collectively, the “CureDM Constitutional Documents”). There have been no formal meetings or other proceedings of the members of CureDM, the Board of Directors of CureDM or any committee of the Board of Directors of CureDM that are not reflected in the CureDM Constitutional Documents. There has not been any material violation of the CureDM Constitutional Documents, and CureDM has not taken any action that is inconsistent with the CureDM Constitutional Documents. CureDM is not in any material default under or in violation of any provision of its Organizational Documents. The books and records of CureDM are up to date, true, correct and complete in all material respects. To CureDM’s knowledge, all the records of CureDM have been maintained materially in accordance with applicable laws and are in the actual possession and direct control of CureDM and no written notice that any of them is materially incorrect has been received by CureDM.

2.2           Authorization; Enforceability; No Breach. CureDM has all necessary limited liability company power and authority to execute this Agreement and perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of CureDM enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution, delivery and performance of this Agreement by CureDM and the consummation of the transactions contemplated hereby will not:

(a)       violate any material provision of the CureDM Organizational Documents;

(b)       violate, conflict with or result in the material breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract or other agreement to which CureDM is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)       violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, CureDM or upon the properties or business of CureDM; or

(d)       to CureDM’s knowledge, violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein, which would have a Material Adverse Effect on CureDM. “Material Adverse Effect on CureDM” shall mean any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of CureDM as they exist on the Closing Date, or on the ability of CureDM to consummate timely the transactions contemplated hereby, as the context requires.

2.3           Compliance with Laws. CureDM, to its knowledge, has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business except for such non-compliance that would not have a Material Adverse Effect on CureDM.

2.4           Litigation; Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving CureDM. There is no action, suit, investigation or proceeding pending or, to CureDM’s knowledge, threatened, at law or in equity, before any arbitrator, court or other governmental authority, nor any judgment, decree, injunction, award or order outstanding, against CureDM or its properties or rights that would reasonably be expected to have a Material Adverse Effect on CureDM or that could reasonably be expected to have a Material Adverse Effect on the consummation on any of the transactions contemplated by this Agreement.

2.5           Brokers or Finders. No broker’s or finder’s fee will be payable by CureDM or a CureDM Member in connection with the transactions herein contemplated, nor will any such fee be incurred as a result of any actions by CureDM.

2.6       Assets. CureDM owns all rights, title and interest in and to its assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.

2.7	Intellectual Property; Privacy.

(a)       To the knowledge of CureDM, CureDM owns all of the Intellectual Property (as that term is defined below) used in, or necessary for, the operation of the business as conducted as of the date hereof (collectively, the “CureDM Intellectual Property”), free and clear of any encumbrance. Schedule 2.7 sets forth a list of all registered Intellectual Property owned by CureDM. To the knowledge of CureDM, the use of the CureDM Intellectual Property in the conduct of CureDM’s business or operations as currently conducted has not and does not materially infringe, violate or misappropriate any Intellectual Property of any third party. There is no claim or litigation pending or, to the knowledge of CureDM, threatened against CureDM alleging that the use of the CureDM Intellectual Property in the conduct of CureDM’s business or operations as currently conducted infringes, violates or misappropriates any Intellectual Property of any third party or otherwise challenging the use, ownership, licensing, validity or enforceability of any CureDM Intellectual Property owned (or purported to be owned) by CureDM. For purposes of this Agreement, “Intellectual Property” means any and all intellectual property rights, including all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) Internet domain names, URLs and websites, (iv) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (v) mask works and registrations and applications for registration thereof, (vi) software, (vii) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing and production processes and techniques, research and development information, drawings, algorithms, architectures, layouts, product specifications, designs, plans, proposals, technical data, financial and marketing plans), and (viii) copies and tangible embodiments thereof (in whatever form or medium).

(b)       All employees, consultants and other persons who materially contributed to the conception, creation or development of any of the CureDM Intellectual Property owned (or purported to be owned) by CureDM have assigned their Intellectual Property Rights to CureDM. CureDM has taken all commercially reasonable efforts to maintain the confidentiality of all material trade secrets of CureDM.

(c)       CureDM is in material compliance with all applicable laws relating to privacy, data protection, anti-spam, personally identifiable information, and similar consumer protection laws (collectively, “Privacy Laws”). CureDM has taken all commercially reasonable measures necessary or appropriate to protect and maintain the confidentiality of all personally identifiable information and other confidential customer information collected by CureDM, if any, and to maintain the security of its data storage practices, in each case, in accordance with all applicable Privacy Laws. CureDM has not received written notice of any claims or been charged with any violation of any Privacy Laws or any failure to adequately protect or maintain the confidentiality of any personally identifiable information and other confidential customer information. CureDM is not aware of any data breaches involving any personally identifiable information collected by CureDM.

2.8           Capitalization. The issued and outstanding membership interests of CureDM are owned of record and beneficially by the CureDM Members and in the amounts reflected in Schedule A. CureDM has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the securities of CureDM. All of the outstanding CureDM Membership Interests are duly authorized and validly issued, fully paid and non-assessable. Other than the CureDM Organizational Documents, CureDM is not a party to or bound by any, and to the knowledge of CureDM there are no, agreements or understandings with respect to the voting (including pooling agreements, voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any equity interests of CureDM. CureDM has never repurchased, redeemed or otherwise reacquired any of its shares or other securities.

2.9           Intentionally left blank.

2.10         Undisclosed Liabilities. As of the Closing Date, CureDM has no debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the Closing Date, or any transaction, series of transactions, action or inaction occurring on or prior to the Closing Date, except for such debts, liabilities or obligations set forth on the CureDM Financial Statements or otherwise arising in the ordinary course of business.

2.11         Intentionally left blank.

2.12         Absence of Certain Changes or Events. Since September 30, 2017, there has not been (a) any change in the business, prospects, the financial or other condition, or the respective assets or liabilities of CureDM as reflected in the CureDM Financial Statements (as defined below) which would have a Material Adverse Effect on CureDM taken as a whole, or (b) any material loss sustained by CureDM, including, but not limited to any loss on account of theft, fire, flood, explosion, accident or other calamity, whether or not insured, which has or would be reasonably likely to have a Material Adverse Effect on CureDM.

2.13         Real Property.

(a)       CureDM does not own, and has never owned, any real property, and CureDM is not obligated and does not have an option to acquire an ownership interest in any real property.

(b)       Schedule 2.13(b) sets forth a true, correct and complete list of the leased real property (the “Leased Real Property”) and the leases under which such leased real property is leased, subleased or licensed, including all amendments or modifications to such leases (the “Leases”). CureDM has provided to BTHE true, correct and complete copies of all Leases.

2.14         Personal Property.

(a)       All items of equipment and other tangible personal property and assets owned by or leased to CureDM: (i) are reasonably adequate for the uses to which they are being put, (ii) are in good operating condition, maintenance and repair, subject to ordinary wear and tear, (iii) were acquired and are usable in the ordinary course of business consistent with past practice, and (iv) are adequate for the conduct of the business of CureDM in the manner in which such business is being conducted by CureDM as of the Closing Date. All of the tangible personal property and assets of CureDM are located at the Leased Real Property.

(b)       Schedule 2.14(b) sets forth all assets that are material to the business of CureDM and that are being leased or licensed to the CureDM for which the annual rental payment for each such asset exceeds $25,000. Except as set forth on Schedule 2.14(b), no individual, partnership, corporation, limited liability company, association, joint venture, joint-stock company, trust, unincorporated organization, governmental body or other entity (each, a “Person”) other than CureDM owns any equipment or other tangible personal property or asset that is necessary to the operation of CureDM’s business as currently conducted.

(c)       Schedule 2.14(c) sets forth a true, correct and complete list and general description of each item of tangible personal property of CureDM having a book value of greater than $25,000.

2.15         Tax Matters. CureDM has filed all federal income tax returns and all other material tax returns that it was required to file since the date of its organization, except insofar as such failure would not result in a Material Adverse Effect on CureDM. CureDM has paid all taxes that it was required to pay since the date of its organization except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by CureDM. CureDM is not currently the beneficiary of any extension of time within which to file any tax return. There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of CureDM. To CureDM’s knowledge, there is no material dispute or claim concerning any tax liability of CureDM claimed or raised by any taxation authority in writing.

2.16         Financial Statements. Schedule 2.16 contains copies of (a) the audited balance sheets of the Company as of December 31, 2016 and December 31, 2015, and the related statement of operations and members’ equity and statements of cash flows for the fiscal years then ended, and (b) the unaudited balance sheet of the Company as of September 30, 2017, and the related statement of operations and members’ equity and statement of cash flows for the nine month period then ended (collectively, the “CureDM Financial Statements”).

2.17         Contracts. A copy of each of CureDM’s material contracts, instruments, and agreements (collectively, the “CureDM Contracts”), has been provided to BTHE. Each of the CureDM Contracts is a valid and binding obligation of CureDM and is in full force and effect, except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on CureDM. There are no existing defaults by CureDM thereunder or, to the knowledge of CureDM, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect on CureDM. As used herein, “CureDM Contracts” shall include only those material agreements that would be required to be filed with the SEC pursuant to Item 601(b)(1) of Regulation S-K if CureDM was subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.18         Insurance.

(a)       True and complete copies of all policies of property and other forms of insurance held by CureDM have been delivered to BTHE.

(b)       There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies. All premiums due and payable under all such policies have been paid and CureDM is otherwise in compliance in all material respects with the terms of such policies. CureDM has not received any written notice of any threatened termination of, or material premium increase with respect to, any of such policies.

2.19         Anticorruption.

(a)        Neither CureDM, nor, to the knowledge of CureDM, any of its directors or officers is or has at any time engaged in any activity, practice or conduct which would constitute a violation of any applicable U.S. laws relating to anti-bribery, anti-corruption, anti-money laundering or illegal payments and bribes and illegal political contributions and similar statutes, rules and regulations.

(b)           To CureDM’s knowledge, neither CureDM nor any of its directors or officers is currently the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body related to any applicable laws relating to anti-bribery, anti-corruption, anti-money laundering, illegal payments and bribes and illegal political contributions and similar statutes, rules and regulations, and no such investigation, inquiry or proceedings has been threatened, to CureDM’s knowledge, or is pending.

(c)           Without limiting the generality of the foregoing, neither CureDM nor, to CureDM’s knowledge, any of its directors or officers has offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to: (i) any government or similar official for purposes of (A)(1) influencing any act or decision of such official in his or her official capacity, (2) inducing such official to do or omit to do any act in violation of the lawful duty of such official, or (3) securing any improper advantage; or (B) inducing such official to use his or her influence with a governmental authority to affect or influence any act or decision of such governmental authority; or (ii) any person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any official, to any political party or official thereof, or to any candidate for political office, for purposes of (A)(1) influencing any act or decision of such official, political party, party official, or candidate in his or her or its official capacity, (2) inducing such official, political party, party official, or candidate to do or omit to do any act in violation of the lawful duty of such official, political party, party official, or candidate, or (3) securing any improper advantage; or (B) inducing such official, political party, party official, or candidate to use his or her or its influence with a governmental authority to affect or influence any act or decision of such governmental authority. There have not been any false or fictitious entries made in the books or records of CureDM, to its knowledge, relating to any offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and CureDM, has not established or maintained a secret or unrecorded fund.

2.20         Environmental Matters.

(a)       CureDM is in compliance with all applicable environmental laws, which compliance includes the possession by CureDM of all governmental authorizations required under applicable environmental laws, and compliance with the terms and conditions thereof, except, in each case, except where non-compliance would not reasonably be expected to result in a Material Adverse Effect on CureDM. All applications required to have been filed for the renewal of such governmental authorizations have been duly filed on a timely basis with the appropriate governmental bodies, and each other notice or filing required to have been given or made with respect to such governmental authorizations has been duly given or made on a timely basis with the appropriate governmental body.

(b)       CureDM has not received any written notice from a governmental body that has led CureDM to believe that CureDM is not in material compliance with, or that it has any material liability under, any environmental law.

2.21         Employee Matters. CureDM does not have any employees.

2.22         Bank Accounts. CureDM has delivered to BTHE a list identifying each account maintained by or for the benefit of CureDM at any bank or other financial institution, including, with respect to each such account, (a) the name of the bank or financial institution, (b) the account number, (c) the balance as of the date of this Agreement (and whether any cash comprising such balances is “restricted cash”), and (d) the names of all individuals authorized to draw on or make withdrawals from such accounts.

2.23         Regulatory Filings. CureDM has made all required registrations and filings with and submissions to all applicable governmental bodies relating to the operation of the business of CureDM. There is no materially false or misleading information or significant omission in any product application or other submission to the U.S. Food and Drug Administration (the “FDA”) or any other comparable governmental body. All such registrations, filings and submissions were in compliance in all material respects with all applicable laws when filed. No material deficiencies have been asserted by any such applicable governmental bodies with respect to such registrations, filings or submissions and, to the knowledge of CureDM, no facts or circumstances exist which could indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission. CureDM has delivered to BTHE copies of (a) all material reports of inspection observations, (b) all material establishment inspection reports, (c) all material warning letters, and (d) any other material documents received by CureDM from the FDA or any other comparable governmental body relating to the business of CureDM that assert ongoing material lack of compliance with any laws (including regulations promulgated by the FDA and any other comparable governmental body) by CureDM.

2.24         Product Candidates.

(a)       CureDM’s clinical-stage products are being, and at all times have been, developed, tested, manufactured, processed, labeled, stored, transported and distributed, as applicable, in compliance in all material respects with all applicable laws, including those requirements relating to good manufacturing practices, good laboratory practices and good clinical practices applicable at the appropriate times.

(b)       The pre-clinical and clinical trials conducted by or on behalf of CureDM were, and if still pending, are, being conducted in all material respects in accordance with all applicable clinical protocols, informed consents and applicable laws. CureDM has not been notified by the FDA or any other comparable governmental body of any restriction on the pre-clinical or clinical trials conducted or currently being conducted by or on behalf of CureDM. Schedule 2.24(b), contains a descriptions of, protocols for, and data and other results of, the pre-clinical and clinical trials conducted or currently being conducted by or on behalf of CureDM that have been provided to BTHE which includes the location of the registered file and the identification of the party that has verified such protocol and data. The descriptions of, protocols for, and data and other results of, the pre-clinical and clinical trials conducted or currently being conducted by or on behalf of CureDM that have been provided to BTHE are true, correct and complete.

(c)       CureDM has, where required, fulfilled and performed its obligations under each FDA registration (collectively, the “CureDM FDA Registrations” and each a “CureDM FDA Registration”) in all material respects, and, to the knowledge of CureDM, no material event has occurred or condition or state of facts exists that could constitute a breach or default or could cause revocation, suspension, limitation or termination of any such CureDM FDA Registration or would reasonably be expected to result in any other material impairment of the rights of the holder of any such CureDM FDA Registration. No loss or expiration of any CureDM FDA Registration is pending or, to the knowledge of CureDM, threatened, other than expiration of any CureDM FDA Registration in accordance with the terms thereof, and, to the knowledge of CureDM, there is no circumstance that could reasonably be expected to cause such CureDM FDA Registration to not be renewable upon expiration to the extent permitted by law, as needed. To the knowledge of CureDM, any third-party that is a supplier, manufacturer, or contractor for CureDM is in material compliance with all CureDM FDA Registrations and the authorizations, approvals, licenses, permits, certificates, or exemptions (including, without limitation, pre-market approval applications, pre-market notifications, investigational new drug applications, new drug applications, biologic license applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by CureDM that are required for, among other things, the research, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of CureDM, of any comparable governmental body.

(d)       Schedule 2.24(d) sets forth a true, correct and complete list of all of CureDM’s products and product candidates, noting, where applicable, (i) the phase of clinical trial or development each product or product candidate is in, and (ii) those products or product candidates where FDA and/or other regulatory approval, including foreign approvals, has been applied for and/or received, and listing the application made and/or the approval or decision thereon obtained. CureDM has made available to BTHE true, correct and complete electronic copies of (A) any investigational new drug applications or new drug applications submitted to the FDA or any other governmental body by or on behalf of CureDM, including any supplements thereto, (B) all final study results and/or reports relating to products or product candidates, (C) all correspondence to or from CureDM (or its investigators) and the FDA or other comparable governmental bodies, including meeting minutes and records of material contacts, (D) all documents in CureDM’s possession related to inspections by the FDA or other comparable governmental bodies, and (E) all information relating to adverse drug experiences obtained or otherwise received by CureDM from any source with respect to CureDM’s products or product candidates.

2.25         Full Disclosure. No representation or warranty by CureDM in this Agreement or in any document or schedule to be delivered by any such entity pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to BTHE pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein, in light of the circumstances under which it was made, not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of CureDM.

SECTION 3

REPRESENTATIONS, COVENANTS, AND WARRANTIES

OF BTHE

BTHE hereby represents and warrants to CureDM and the CureDM Members that, except as set forth in the correspondingly numbered section of the disclosure schedule attached hereto (the “BTHE Disclosure Schedule”), the statements contained in this Section 3 are true and correct in all material respects as of the Closing Date and as of each Milestone Achievement Date. The BTHE Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Section 3. For purposes of this Section 3, the phrase “to the knowledge of BTHE” or any phrase of similar import shall be deemed to refer to the actual or constructive knowledge of Carl W. Rausch after due inquiry of items included in the BTHE SEC Documents.

3.1           Organization and Good Standing. BTHE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BTHE is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted and BTHE is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a Material Adverse Effect on the business of BTHE taken as a whole.

3.2           Authorization; Enforceability; No Breach. BTHE has all the necessary corporate power and authority to execute and deliver this Agreement and perform its respective obligations hereunder in accordance with the terms hereof. This Agreement has been duly executed by BTHE and constitutes the legal, valid and binding obligation of BTHE, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution and delivery of this Agreement by BTHE does not, and the performance of BTHE’s obligations hereunder and the consummation of the transactions contemplated hereby will not:

(a)       violate any provision of the Certificate of Incorporation or By-Laws of BTHE (collectively, the “BTHE Organizational Documents”);

(b)       violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which BTHE is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)       violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, BTHE or upon the properties or business of BTHE; or

(d)       To BTHE’s knowledge, violate any statute, law or regulation of any jurisdiction, which could have a Material Adverse Effect on BTHE. As used herein “Material Adverse Effect on BTHE” shall mean any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of BTHE or on the ability of BTHE to consummate timely the transactions contemplated hereby, as the context requires.

3.3           Compliance with Laws. BTHE, to its knowledge, has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to its business except for such non-compliance that would not have a Material Adverse Effect on BTHE.

3.4           Litigation; Actions and Proceedings. Except as disclosed in the BTHE SEC Documents (as defined below), there is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving BTHE. Except as disclosed in the BTHE SEC Documents, there is no action, suit, investigation or proceeding pending or, to BTHE’s knowledge, threatened at law or in equity, before any arbitrator, court or other governmental authority nor any judgment, decree, injunction, award or order outstanding, against BTHE or its respective properties or rights which could reasonably be expected to have a Material Adverse Effect on BTHE.

3.5           Brokers or Finders. No broker’s or finder’s fee will be payable by BTHE in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by BTHE.

3.6           BTHE Shares. The BTHE Shares have been reserved and duly authorized by all necessary corporate actions, and when issued in accordance with the terms of this Agreement, the BTHE Shares will be validly issued, fully paid and non-assessable. The issuance of BTHE Shares to the CureDM Members pursuant to this Agreement will not violate any pre-emptive or similar rights of any Person.

3.7           Books and Records. To BTHE’s knowledge, the books and records, financial and otherwise, of BTHE are in all material respects complete and correct and have been made and maintained in accordance with sound business and bookkeeping practices and, in reasonable detail, accurately and fairly reflect the transactions and the assets of BTHE.

3.8           Corporate Records; Minute Book. The minute book of BTHE contains, as of the Closing Date, evidence of the due election and incumbency of the board of directors of BTHE (the “Board of Directors of BTHE”) and officers of BTHE executing this Agreement or any document, certificate, or other instrument executed in order to consummate the transactions herein contemplated together with an accurate, up to date and complete record of the proceedings of all meeting of directors, committees thereof, or stockholders and all written consents in lieu thereof. There have been no formal meetings or other proceedings of the shareholders of BTHE, the Board of Directors of BTHE or any committee of the Board of Directors of BTHE that are not reflected in BTHE Organizational Documents or the BTHE minute book (collectively, the “BTHE Constitutional Documents”). To the knowledge of BTHE, there has not been any material violation of the BTHE Constitutional Documents, and BTHE has not taken any action that is inconsistent with the BTHE Constitutional Documents. To the knowledge of BTHE, BTHE is not in any material default under or in violation of any provision of its Organizational Documents. BTHE has provided to CureDM true, correct and complete copies of the BTHE Organizational Documents as in effect on the date of this Agreement.

3.9           Stockholders’ List. The stockholders’ list of BTHE, which has been previously delivered by BTHE to CureDM, is a true and accurate copy thereof as of the date indicated thereon. BTHE’s transfer agent (“Transfer Agent”) retains in safekeeping all certificates that have been or should be canceled on the registration of transfer thereof. All of such canceled certificates have on their face in conspicuous permanent ink or perforations the word “canceled.” All of such certificates are accounted for as either canceled and in the possession of the Transfer Agent, outstanding, or unissued. To the best of BTHE’s knowledge, except for securities broker-dealers, clearing agencies, securities depositories, banks, or other securities industry entities registered with the SEC whose regular business consists of holding securities beneficially owned by others, each stockholder listed on such stockholders’ list is the beneficial owner thereof, and such stockholder is not a party to, and such stockholder’s stock is not subject to, any agreement, understanding, power-of-attorney, or other arrangement of any kind with any person who is an affiliate of BTHE or acting in concert with such affiliate under which such affiliate or person acting in concert with such affiliate has or shares investment or voting power over such securities. Except as disclosed in the SEC Documents, BTHE has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the securities of BTHE. All of the outstanding shares of BTHE stock are duly authorized and validly issued, fully paid and non-assessable. BTHE is not a party to or bound by any, and to the knowledge of BTHE there are no, agreements or understandings with respect to the voting (including pooling agreements, voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any equity interests of BTHE.

3.10         SEC Reports and Financial Statements.

(a)       BTHE has filed or furnished all forms, documents and reports required to be filed or furnished by it (the “BTHE SEC Documents”) with the U.S. Securities and Exchange Commission (the “SEC”). As of their respective dates or, if amended, as of the date of such amendment, the BTHE SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the BTHE SEC Documents as of the Closing Date contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)       The audited financial statements and unaudited interim financial statements (including all related notes and schedules) of BTHE included in the BTHE SEC Documents (the “BTHE Financial Statements”) complied as to form in all material respects with the rules and regulations of the SEC then in effect, fairly present in all material respects the financial position of BTHE, as at the respective dates thereof, and the results of its operations and its cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to BTHE), and were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

3.11         Compliance with Securities Laws, Rules, and Regulations. All securities of BTHE issued since its inception have been initially issued pursuant to and in compliance with applicable federal and state laws, rules, and regulations; specifically, all offers and sales of shares of common voting stock by BTHE were made pursuant to exemptions from the registration requirements of Section 5 of the Securities Act, and pursuant to available exemptions provided by applicable state securities laws. Further, BTHE has made all the required filings with any federal or state regulatory agency regarding the offer and sale of all issued and outstanding shares of common voting stock.

3.12         Absence of Certain Changes or Events. Since September 30, 2017, there has not been (a) any material adverse change in the business, prospects, the financial or other condition, or the assets or liabilities of BTHE as reflected in the BTHE Financial Statements, (b) any material loss sustained by BTHE, including, but not limited to any loss on account of theft, fire, flood, explosion, accident or other calamity, whether or not insured, or from any labor dispute or court dispute or government action, order or decree which has or may have a Material Adverse Effect on BTHE, or (c) to the knowledge of BTHE, any event, condition or state of facts, including, without limitation, the enactment, adoption or promulgation of any law, rule or regulation, the occurrence of which would have a Material Adverse Effect on BTHE. BTHE has conducted its business in the ordinary course consistent with past practice in all material respects. Without limiting the generality of the foregoing, since September 30, 2017, BTHE has not (except as disclosed in the SEC Documents): (i) amended the BTHE Organizational Documents, provided, however, BTHE is currently in process of increasing its authorized shares of common stock to 1,000,000,000; (ii) adopted a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization; (iii) issued any note, bond or other debt security or right to acquire any debt security, incurred or guaranteed any indebtedness or entered into any “keep well” or other agreement to maintain the financial condition of another person or other arrangement having the economic effect of actions any of the foregoing; (iv) entered into or consummated any transaction involving the acquisition (including, by merger, consolidation or acquisition of the business, stock or assets or other business combination) of any individual, partnership, corporation, limited liability company, association, joint venture, joint-stock company, trust, unincorporated organization, governmental body or other entity (other than in the ordinary course of business); (v) changed any of its material accounting policies or practices, except as required as a result of a change in GAAP; or (vi) agreed or committed to do any of the foregoing.

3.13         Indebtedness. The BTHE SEC Documents set forth all outstanding secured and unsecured Indebtedness of BTHE, or for which BTHE has commitments as of the date hereof. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed including trade accounts payable incurred in the ordinary course of business, (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same should be reflected in BTHE’s consolidated balance sheet; and (c) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP.

3.14         State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statue or regulation enacted under state or federal laws in the United States, is applicable to the transactions contemplated by this Agreement.

3.15         Tax Matters. BTHE has filed all federal income tax returns and all other material tax returns that it was required to file since the date of its incorporation. BTHE has paid all taxes that it was required to pay since the date of its incorporation BTHE is not currently the beneficiary of any extension of time within which to file any tax return. There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of BTHE. There is no material dispute or claim concerning any tax liability of BTHE either (i) claimed or raised by any taxation authority in writing or (ii) as to which BTHE has knowledge.

3.16         Anticorruption.

(a)       Neither BTHE nor any of its directors, officers, employees, representatives, or any person generally acting by or on behalf of any of the aforementioned, is or has at any time engaged in any activity, practice or conduct which would constitute an offence under all applicable laws relating to anti-bribery, anti-corruption, anti-money laundering or illegal payments and bribes and illegal political contributions and similar statutes, rules and regulations.

(b)       BTHE has in place adequate procedures to prevent any conduct of the kind referred to in Section 3.16(a) above.

(c)       Neither BTHE nor any of its directors, officers, employees, representatives, or any person generally acting by or on behalf of any of the aforementioned, is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under applicable laws relating to anti-bribery, anti-corruption, anti-money laundering, illegal payments and bribes and illegal political contributions and similar statutes, rules and regulations, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

(d)       Without limiting the generality of the foregoing, neither BTHE nor any of its directors, officers, employees, representatives, or any person generally acting by or on behalf of any of the aforementioned, has corruptly or otherwise offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to: (i) any government or similar official for purposes of (A)(1) influencing any act or decision of such official in his or her official capacity, (2) inducing such official to do or omit to do any act in violation of the lawful duty of such official, or (3) securing any improper advantage; or (B) inducing such official to use his or her influence with a governmental authority to affect or influence any act or decision of such governmental authority; or (ii) any person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any official, to any political party or official thereof, or to any candidate for political office, for purposes of (A)(1) influencing any act or decision of such official, political party, party official, or candidate in his or her or its official capacity, (2) inducing such official, political party, party official, or candidate to do or omit to do any act in violation of the lawful duty of such official, political party, party official, or candidate, or (3) securing any improper advantage; or (B) inducing such official, political party, party official, or candidate to use his or her or its influence with a governmental authority to affect or influence any act or decision of such governmental authority. There has been no false or fictitious entries made in the books or records of BTHE relating to any offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and BTHE has not established or maintained a secret or unrecorded fund.

3.17         Full Disclosure. No representation or warranty by BTHE in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by BTHE pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein, in light of the circumstances under which it was made, not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of BTHE.

3.18         Private Offering. No form of general solicitation or general advertising was used by BTHE, or to the knowledge of BTHE, its authorized representatives, in connection with the offer or sale of the securities to be issued under this Agreement. Assuming the accuracy of the representations and warranties of the CureDM and the CureDM Members set forth in Sections 2 and 4, respectively, the issuance of common stock pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither BTHE nor, to the knowledge of BTHE, any authorized representative acting on its behalf, has taken or will take any action hereafter that would cause the loss of such exemption. BTHE agrees that neither it, nor anyone authorized to act on its behalf, has offered or will offer to sell the BTHE Shares or any other securities of BTHE so as to require the registration of the BTHE Shares being offered hereby pursuant to the provisions of the Securities Act or any state securities laws. Neither BTHE nor any of its affiliates, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security that is or will be integrated with the issuance of common stock under this Agreement in a manner that would require registration of the BTHE Shares under the Securities Act.

3.19         No Restrictions on Common Stock. Except as expressly set forth in SEC Documents, (a) no Person has the right, contractual or otherwise, to cause BTHE to issue or sell to it any shares of common stock or shares of any other capital stock or other equity interests of BTHE and (b) no Person has any purchase option, call option, preemptive rights, resale rights, subscription rights, rights of first refusal or other rights to purchase any shares of common stock or shares of any other capital stock of or other equity interests in BTHE.

3.20         No Manipulation. BTHE has not taken and will not, in violation of applicable law, take any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of its stock to facilitate the sale or resale of the BTHE Shares.

3.21         Independent Auditors. Liggett & Webb, P.A., whose audit report on the consolidated financial statements of BTHE as of and for the years ended December 31, 2016 and December 31, 2015 is included in the applicable SEC Documents, is an independent registered public accountant as required by the Securities Act and by the rules of the Public Company Accounting Oversight Board.

3.22         No Undisclosed Liabilities. BTHE does not have any obligation or liability required by GAAP to be recognized on a condensed consolidated statement of financial position of BTHE, except (a) as incurred since September 30, 2017 in the ordinary course of business or as have been otherwise disclosed in the SEC Documents, (b) as have been discharged or paid in full in the ordinary course of business since September 30, 2017, (c) as incurred in connection with the transactions contemplated by this Agreement, (d) that are obligations to perform pursuant to the terms of any of material contracts and (e) as would not constitute a Material Adverse Effect on BTHE.

3.23         Accounting Controls. Except as disclosed in the SEC Documents, BTHE maintains a system of internal accounting controls to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.24         Disclosure Controls. Other than as disclosed in the SEC Documents, (a) BTHE has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); (b) such disclosure controls and procedures are designed to ensure that material information relating to BTHE is made known to BTHE’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; and (c) BTHE’s auditors and the Board of Directors of BTHE have been advised of: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect BTHE’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a role in BTHE ‘s internal controls. As of the date hereof, BTHE has no knowledge of any reason that its outside auditors and its Chief Executive Officer and Chief Financial Officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no changes in internal controls or in other factors within control of BTHE that have materially affected, or are reasonably likely to materially affect, BTHE’s internal controls. BTHE and its officers and directors, in their capacities as such, are in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder that are applicable to BTHE or such officers and directors, including Section 402 related to loans and Sections 302 and 906 related to certifications.

3.25         Contracts. None of the contracts or agreements (which, for the avoidance of doubt, do not include any filings under Item 601(b)(3) of Regulation S-K under the Securities Act) filed as an exhibit to BTHE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017, or any Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto, have been terminated, materially amended, modified, supplemented or waived, except as disclosed in the SEC Documents or except as are required to be filed under Item 601 of Regulation S-K under the Securities Act and have terminated in accordance with their terms; BTHE has not sent or received any communication regarding the termination, amendment, modification, supplementation or waiver of, or an intention to terminate, materially amend, modify, supplement or waive, or not to consummate any transaction contemplated by, any such contract or agreement; and no such termination, amendment, modification, supplementation or waiver, or intention to terminate, amend, modify, supplement or waive, or not to consummate any transaction contemplated by, any such contract or agreement has been threatened by BTHE or, to BTHE’s knowledge, any other party to any such contract or agreement.

3.26         Acknowledgement of CureDM and CureDM Member Representations. BTHE acknowledges and agrees that none of CureDM or any CureDM Member makes, nor has any of the foregoing made, any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Sections 2 and 4, as applicable.

3.27         Removal of Legend. On and after such date as the BTHE Shares held by CureDM, any CureDM Member, or any of its or their successors and permitted assigns (each, a “Seller”) are eligible for sale under Rule 144 and in connection with any such sale of BTHE Shares by a Seller in reliance on Rule 144 under the Securities Act, the applicable Seller or its broker shall deliver to BTHE and the transfer agent a customary broker representation letter and a certificate of the Seller providing any information that BTHE and the transfer agent deem reasonably necessary to determine that the sale of the BTHE Shares is made in compliance with Rule 144, including, as may be appropriate, a certification (a) that such Seller is not (and in the preceding three months has not been) an “affiliate” of BTHE, as that term is defined under Rule 144, (b) regarding the length of time the BTHE Shares have been held and (c) that the Seller is not in possession of material non-public information relating to BTHE. Upon receipt of such representation letter and certificate and if BTHE determines that the sale may be made pursuant with Rule 144, BTHE shall as soon as reasonably practicable cause the removal of such notation of a restrictive legend from the Seller’s book-entry account maintained by the Transfer Agent in connection with such sale.

3.28         Investment Company; Passive Foreign Investment Company. BTHE is not and, after giving effect to the issuance of the BTHE Shares will not be, an “investment company” required to register under the Investment Company Act of 1940, as amended. BTHE does not believe that it is a “passive foreign investment company” as such term is defined in the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder (the “Code”).

3.29         Title to Real and Personal Property. BTHE has, with such exceptions as are described in the SEC Documents or are not material and do not interfere with the intended use to be made of such property by BTHE, (a) in the case of owned real property, good and marketable fee title to, and (b) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible.

3.30         Compliance with Environmental Laws. Except to the extent the failure to comply with the following could not reasonably be expected to have a Material Adverse Effect on BTHE, (a) the operations of BTHE, to BTHE’s knowledge, comply with all applicable environmental laws, all necessary environmental permits have been obtained and are in effect for the operations and properties of BTHE and BTHE is in compliance in all material respects therewith and (b) BTHE has not received any notice in writing that it or any of its affiliates is potentially liable for the remedial or other costs with respect to treatment, storage, disposal, release, arrangement for disposal or transportation of any environmentally sensitive material, except for costs incurred in the ordinary course of business with respect to treatment, storage, disposal or transportation of such environmentally sensitive material.

3.31         Intellectual Property; Privacy.

(a)       BTHE owns all of the Intellectual Property used in, or necessary for, the operation of the business as conducted as of the date hereof, and as proposed to be conducted (collectively, the “BTHE Intellectual Property”), free and clear of any encumbrance. The BTHE Intellectual Property owned by BTHE are set forth in the BTHE SEC Documents. The use of the BTHE Intellectual Property in the conduct of BTHE’s business or operations as currently conducted has not and does not materially infringe, violate or misappropriate any Intellectual Property of any third party. There is no claim or litigation pending or, to the knowledge of BTHE, threatened against BTHE alleging that the use of the BTHE Intellectual Property in the conduct of BTHE’s business or operations as currently conducted infringes, violates or misappropriates any Intellectual Property of any third party or otherwise challenging the use, ownership, licensing, validity or enforceability of any BTHE Intellectual Property owned (or purported to be owned) by BTHE.

(b)       All employees, consultants and other persons who materially contributed to the conception, creation or development of any of the BTHE Intellectual Property owned (or purported to be owned) by BTHE did so either (i) within the scope of his or her employment such that, subject to and in accordance with applicable laws, all Intellectual Property rights arising therefrom became exclusively owned by BTHE, or (ii) pursuant to valid and enforceable written agreements assigning all Intellectual Property rights therein to BTHE. BTHE has taken all commercially reasonable efforts to maintain the confidentiality of all material trade secrets of BTHE.

(c)       BTHE is in material compliance with all applicable Privacy Laws. BTHE has taken all commercially reasonable measures necessary or appropriate to protect and maintain the confidentiality of all personally identifiable information and other confidential customer information collected by BTHE and to maintain the security of its data storage practices, in each case, in accordance with all Privacy Laws. BTHE has not received written notice of any claims or been charged with any violation of any Privacy Laws or any failure to adequately protect or maintain the confidentiality of any personally identifiable information and other confidential customer information. BTHE is not aware of any data breaches involving any personally identifiable information collected by BTHE.

3.32         Insurance.

(a)       True and complete summaries, including policy numbers, of property and other forms of insurance held by BTHE have been delivered to CureDM.

(b)       There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies. All premiums due and payable under all such policies have been paid and BTHE is otherwise in compliance in all material respects with the terms of such policies. BTHE has not received any written notice of any threatened termination of, or material premium increase with respect to, any of such policies.

SECTION 4

REPRESENTATIONS, COVENANTS, AND WARRANTIES

OF THE CUREDM MEMBERS

Each of the CureDM Members, severally and not jointly, hereby represents and warrants to BTHE as of the Closing Date, as follows:

4.1           Ownership and Restrictions on CureDM Membership Interest. Such CureDM Member is not a party to any agreement, written or oral, creating rights in respect of the CureDM Membership Interests owned by such CureDM Member in any third person or, except as set forth in the CureDM Organizational Documents, relating to the voting of such CureDM Membership Interest. Such CureDM Member is the lawful and beneficial owner of the CureDM Membership Interest set forth opposite such CureDM Member’s name on Schedule A hereto, free and clear of all security interests, liens, encumbrances, equities and other charges, except for any applicable restrictions under U.S. securities laws and under the CureDM Organizational Documents. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to such CureDM Membership Interest owned by such CureDM Member, nor does such CureDM Member hold any other securities convertible into membership interests in CureDM.

4.2           No Registration. Such CureDM Member understands that the issuance of the BTHE Shares will not be registered under the Securities Act.

4.3           Power and Authority. Such CureDM Member is authorized to enter into this Agreement and perform his, her or its obligations hereunder, and no consent of any person is necessary in order for such CureDM Member to enter into and consummate the transactions contemplated by this Agreement.

4.4           Investment Intent. The BTHE Shares, when issued, will be acquired for such CureDM Member’s own account, for investment purposes only and not with a view for distribution or resale to others. Such CureDM Member will not sell or otherwise transfer the BTHE Shares unless such sale is made pursuant to an effective registration statement under the Securities Act or an exemption to or exclusion from such registration requirement is available. BTHE is under no obligation to register the offer or sale of the BTHE Shares under the Securities Act. Following the issuance of the BTHE Shares, legends shall be placed on the certificates representing the BTHE Shares to the effect that they have not been registered under the Securities Act or applicable state securities laws and appropriate notations thereof will be made in BTHE’s books and stop transfer instructions may be placed with BTHE’s transfer agent. The acquisition of the BTHE Shares represents a high-risk capital investment, and such CureDM Member is able to afford an investment in a speculative venture such as BTHE. Such CureDM Member has adequate means of providing for his, her or its current financial needs and foreseeable contingencies and has no need for liquidity of its investment in the BTHE Shares for an indefinite period of time. Although BTHE’s common stock is quoted for trading by a marketplace operated by OTC Markets Group Inc., trading has been both low-volume and sporadic and there are no assurances a more robust trading market will develop in the near future, if at all; accordingly, the BTHE Shares are considered an illiquid investment. Such CureDM Member is fully aware that such investments can and sometimes do result in the loss of the entire investment. Such CureDM Member is an experienced and sophisticated investor, is able to fend for himself, herself or itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the risks and merits of acquiring the BTHE Shares. Such CureDM Member is an accredited investor as such term is defined under the Securities Act, and understands the meaning of the term “accredited investor.” Each CureDM Member who is not an accredited investor is listed on Schedule 4.4 and either alone or with his, her or it representative(s) has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the prospective investment. Such CureDM Member understands that the offer and sale of the BTHE Shares is being made only by means of this Agreement and that BTHE has not authorized the use of, and such CureDM Member confirms that he, she or it is not relying upon, any other information, written or oral, other than material contained in this Agreement and the BTHE SEC Documents.

4.5          Independent Evaluation. Such CureDM Member conducted its own independent evaluation, made its own analysis and consulted with advisors (including legal, accounting, and tax advisors) as it has deemed necessary, prudent or advisable in order for such CureDM Member to make its own determination and decision to enter into the transactions contemplated by this Agreement and to execute and deliver this Agreement.

4.6           Acknowledgement of BTHE Representations. CureDM Members acknowledge and agree that BTHE does not make, nor has it made, any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.

SECTION 5

COVENANTS AND ADDITIONAL AGREEMENTS

5.1           Examinations and Investigations. CureDM and the CureDM Members acknowledge that they have been entitled, through their employees and representatives, to make such investigation and verification of the assets, properties, business and operations, books, records and financial condition of BTHE, including communications with suppliers, vendors and customers, as they each may reasonably require. BTHE acknowledges that it have been entitled, through its employees and representatives, to make such investigation and verification of the assets, properties, business and operations, books, records and financial condition of CureDM, including communications with suppliers, vendors and customers, as it may reasonably require. No investigation by a party hereto shall, however, diminish or constitute a waiver of, in any way, any of the representations, warranties, covenants or agreements of any other party under this Agreement.

5.2           Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

5.3           Further Assurances. The parties shall execute such documents and other papers and take such further actions, as may be reasonably required or desirable, to carry out the provisions hereof and the transactions contemplated hereby.

5.4           Confidentiality. Each of the parties hereto agrees to keep confidential any confidential or proprietary information of the other party it obtains in connection therewith; provided, however, such obligation shall not apply to information which:

 (a)       at the time of disclosure was public knowledge;

 (b)       after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

 (c)       the receiving party had within its possession at the time of disclosure.

5.5           BTHE Board Seat. CureDM shall have the right to appoint (1) director to the Board of Directors of BTHE (the “CureDM Designee”). BTHE shall cause the CureDM Designee to be appointed to the Board of Directors of BTHE within thirty (30) days following the Closing Date. BTHE shall nominate such CureDM Designee for election to the Board of Directors of BTHE for at least two successive terms. In the event the Equity Financing (as defined below) is not closed as of the Equity Financing Date (as defined below), then the CureDM Designee shall resign effectively immediately.

5.6           Equity Financing; Unwinding; Lock Up. BTHE shall use its best efforts to secure a binding commitment to close an equity financing with net proceeds of at least $1,000,000 (the “Equity Financing”) within 180 days after the Closing Date (the “Equity Financing Date”). The use of the Equity Financing proceeds shall be designated as working capital for at least, but not limited to the synthesis of HIP2B clinical material.1 In the event the Equity Financing is not closed as of the Equity Financing Date, then, if both BTHE and CureDM, Inc. mutually agree, (i) this Agreement – other than the provisions of Section 13, will then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to any other party and (ii) each party shall have released, remised and forever discharged any and all rights and claims that it has had, now has or might now have against the other. Further, the CureDM Members will return all BTHE Shares to BTHE for cancellation. The CureDM Members will deliver all required documents required to cancel the BTHE Shares, including, but not limited to, a medallion guaranteed stock power. The CureDM Members hereby appoint CureDM, Inc. as its agent in fact in order to implement the cancellation of the BTHE Shares as contemplated herein and to sign all related documentation in connection with the cancellation of the BTHE Shares, including, but not limited to, a medallion guaranteed stock power. Upon receipt of the BTHE Shares and all related documentation, BTHE shall return all CureDM Membership Interest to the CureDM Members. In order to ensure compliance with this section, the CureDM Members hereby agree that until the Equity Financing is closed, the CureDM Members shall not sell, offer to sell, contract to sell, assign, pledge, hypothecate, encumber or otherwise transfer, or enter into any contract, option or other arrangement or understanding with respect to the sale, assignment, pledge or other disposition of the BTHE Shares. The CureDM Members agree and acknowledge that an appropriate restrictive legend will be placed on the certificates representing the BTHE Shares.

1 NTD: To discuss.

5.7           Employment Matters. From and after the Closing, Carl W. Rausch will serve as Chief Executive Officer of CureDM and Loraine V. Upham will serve as Chief Operating Officer of BTHE. In connection with the closing of the transactions contemplated hereby, Ms. Upham and BTHE shall enter into an executive retention agreement to be effective on and after the Closing Date for a term of three (3) years. Ms. Upham shall be granted stock options to acquire four million (4,000,000) shares of BTHE common stock at an exercise price equal to the thirty (30) day average closing price immediately prior to execution of such retention agreement, which options shall vest over a three (3) year period.

5.8           CureDM Board. As of the Closing, each of the members of the Board of Directors of CureDM shall resign and Carl W. Rausch shall be appointed as the sole director of CureDM.

SECTION 6

INTENTIONALLY OMITTED

SECTION 7

INTENTIONALLY OMITTED

SECTION 8

CLOSING DELIVERABLES

8.1           Deliveries of CureDM. At the Closing, CureDM shall deliver to BTHE:

(a)       a good standing or similar certificate of CureDM with respect to the status of CureDM in Delaware and in each other jurisdiction in which it is qualified to do business, in each case, certified by the Secretary of State of the other relevant authority not more than ten days prior to the Closing Date;

(b)       a copy of the certificate of formation of CureDM, certified by the Secretary of State of the State of Delaware not more than ten days prior to the Closing Date; and

(c)       a certificate, signed by the Secretary of CureDM, (i) certifying as true, accurate and complete the operating agreement of CureDM, and any amendments thereto, (ii) certifying as true, accurate and complete copies of actions by written consent or resolutions duly adopted by the Board of Directors of CureDM that authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and (iii) certifying the incumbency, signature and authority of the officers of CureDM that are authorized to execute this Agreement and any other documents, instruments or agreements to be executed and delivered by CureDM in connection herewith.

8.2.          Deliveries of BTHE. At the Closing, BTHE shall deliver to CureDM and each of the CureDM Members:

 (a)       a good standing or similar certificate of BTHE with respect to the status of BTHE in Delaware and in each other jurisdiction in which it is qualified to do business, in each case, certified by the Secretary of State of the other relevant authority not more than ten days prior to the Closing Date;

 (b)       a copy of the certificate of incorporation of BTHE, certified by the Secretary of State of the State of Delaware not more than ten days prior to the Closing Date;

 (c)       a certificate, signed by the Secretary of BTHE, (i) certifying as true, accurate and complete the By-Laws of BTHE, and any amendments thereto, (ii) certifying as true, accurate and complete the share register of BTHE as of the Closing Date, (iii) certifying as true, accurate and complete copies of actions by written consent or resolutions duly adopted by the Board of Directors of BTHE that authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and (iv) certifying the incumbency, signature and authority of the officers of BTHE that are authorized to execute this Agreement and any other documents, instruments or agreements to be executed and delivered in connection herewith; and

 (d)       evidence that the CureDM designee has been duly appointed to the Board of Directors of BTHE.

SECTION 9

SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF BTHE

Notwithstanding any right of CureDM and the CureDM Members to fully investigate the affairs of BTHE, CureDM and the CureDM Members shall have the right to rely fully upon the representations, warranties, covenants and agreements of BTHE contained in this Agreement or in any document delivered to CureDM and/or the CureDM Members by BTHE or any of its respective representatives, in connection with the transactions contemplated by this Agreement. All representations and warranties of BTHE shall survive the Closing Date for a period ending on one (1) year after the Closing Date unless otherwise specified in such representation or warranty. No claim may be asserted by an Indemnified Party under Section 12 related to any such representations, warranties or covenants after such time period has expired; provided however, that claims for any such Losses first asserted by timely delivery of a written notice within such period shall continue to survive until such claim for indemnification is finally settled or satisfied in accordance with the terms hereof.

SECTION 10

SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF
CUREDM AND THE CUREDM MEMBERS

Notwithstanding any right of BTHE to fully investigate the affairs of CureDM and the CureDM Members, BTHE has the right to rely fully upon the representations, warranties, covenants and agreements of CureDM and the CureDM Members contained in this Agreement or in any document delivered to BTHE by CureDM and/or the CureDM Members or any of their respective representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements of CureDM and the CureDM Members, as applicable, shall survive the Closing Date for a period ending one (1) year after the Closing Date. No claim may be asserted by an Indemnified Party under Section 12 related to any such representations, warranties or covenants after such time period has expired; provided however, that claims for any such Losses first asserted by timely delivery of a written notice within such period shall continue to survive until such claim for indemnification is finally settled or satisfied in accordance with the terms hereof.

SECTION 11

INTENTIONALLY OMITTED

SECTION 12

INDEMNIFICATION

12.1         Obligation of BTHE to Indemnify. Subject to the limitations on the survival of representations, warranties, covenants and agreements contained in Section 9 and subject to the closing of the Equity Financing (or no mutual agreement to unwind the transaction per Section 5.6 in the event of no Equity Financing by the Equity Financing Date), BTHE hereby agrees to indemnify, defend and hold harmless each of the CureDM Members from and against any and all claims, losses, liabilities, damages, deficiencies, costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements) (each, a “Loss” and collectively, the “Losses”) based upon, arising out of or otherwise due to any breach of, any material representation, warranty, covenant or agreement of BTHE contained in this Agreement. BTHE may not settle or compromise any such Loss without the prior written consent of the CureDM Members who, as of immediately prior to the Closing, held a majority in interest of the CureDM Membership Interests, which consent may not be unreasonably withheld or delayed. Except to the extent the CureDM Members are disproportionately affected by any such Loss, all amounts paid or payable by BTHE in connection with any indemnification claim made pursuant to this Section 12.1 shall be allocated ratably among the CureDM Members in accordance with their relative holdings of CureDM Membership Interests as set forth on Schedule A.

12.2         Obligation of the CureDM Members to Indemnify Related to Section 4 Representations and Warranties. Subject to the limitations on the survival of representations, warranties, covenants and agreements contained in Section 10 and subject to the closing of the Equity Financing (or no mutual agreement to unwind the transaction per Section 5.6 in the event of no Equity Financing by the Equity Financing Date), each CureDM Member agrees, severally but not jointly, to indemnify, defend and hold harmless BTHE from and against any Loss based upon, arising out of, or otherwise due to any breach of any material representation, warranty, covenant or agreement made by such CureDM Member and contained in Section 4 of this Agreement. The CureDM Members may not settle or compromise any such Loss without the prior written consent of BTHE, which consent may not be unreasonably withheld or delayed; provided that each CureDM Member’s aggregate liability under this Section 12.2 shall in no event exceed 50% of the lesser of: (i) the value of the Closing BTHE Shares received by such CureDM Member as of the Closing Date and (ii) the value of such Closing BTHE Shares as of the date of the Indemnification Notice (defined below) or if such Closing BTHE Shares have been disposed of or sold by such CureDM Member prior to the date of the Indemnification Notice, the consideration received in the sale of such Closing BTHE Shares. In the event the BTHE Shares are no longer publicly traded as of the date of the Indemnification Notice, such CureDM Member shall have the option to tender 50% of the Closing BTHE Shares received by such CureDM Member as of the Closing Date in satisfaction of the indemnification obligation hereunder.

12.3         Obligation of CureDM, Inc. and Loraine V. Upham to Indemnify Related to Section 2 Representations and Warranties. Subject to the limitations on the survival of representations, warranties, covenants and agreements contained in Section 10 and subject to the closing of the Equity Financing (or no mutual agreement to unwind the transaction per Section 5.6 in the event of no Equity Financing by the Equity Financing Date), CureDM, Inc. and Loraine V. Upham each agree, severally but not jointly on a pro rata basis based upon such Member’s total membership interest in CureDM as of the Closing Date (and in addition to the obligations in Section 12.2 above), to indemnify, defend and hold harmless BTHE from and against any Loss based upon, arising out of, or otherwise due to any breach of any material representation, warranty, covenant or agreement made by such CureDM Member and contained in Section 2 of this Agreement. CureDM, Inc. and Loraine V. Upham may not settle or compromise any such Loss without the prior written consent of BTHE, which consent may not be unreasonably withheld or delayed; provided that the respective aggregate liability of either CureDM, Inc. and Loraine V. Upham under this Section 12.3 shall in no event exceed 10% of the lesser of: (i) the value of the Closing BTHE Shares received by CureDM, Inc. or Loraine V. Upham, as applicable, as of the Closing Date and (ii) the value of such Closing BTHE Shares as of the date of the Indemnification Notice (defined below) or if such Closing BTHE Shares have been disposed of or sold by CureDM, Inc. or Loraine V. Upham, as applicable, prior to the date of the Indemnification Notice, the consideration received in the sale of such Closing BTHE Shares. In the event the BTHE Shares are no longer publicly traded as of the date of the Indemnification Notice, CureDM, Inc. and Loraine V. Upham, as applicable, shall have the option to tender 10% of their respective Closing BTHE Shares received as of the Closing Date in satisfaction of the indemnification obligation hereunder.

12.4         Deductible. An Indemnifying Party shall not be required to indemnify the Indemnified Party until the aggregate amount of all Losses for which the Indemnifying Party would, but for this Section 12.4 be liable under Sections 12.1, 12.2 or 12.3, as applicable, exceeds on a cumulative basis an amount equal to $50,000 (the “Deductible”), in which case, the Indemnifying Party shall become liable for Losses in excess of the Deductible (but shall not be liable for losses below or up to the amount of the Deductible).

12.5         Defense of Third-Party Claims. In the event of the assertion or commencement of any claim with respect to which a party may be entitled to indemnification, compensation or reimbursement pursuant to this Section 12 (an “Indemnified Party”), the Indemnified Party shall have the right, at its election, to proceed with the defense of such claim or proceeding on its own with counsel. Except as provided in Section 12.1, 12.2 or 12.3, the Indemnified Party shall have the right to settle, adjust or compromise such claim or proceeding, and shall provide the party required to provide such indemnification hereunder (the “Indemnifying Party”) with prompt notice after it becomes aware of the commencement of any such claim or proceeding (the “Indemnification Notice”); provided, however, that any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnified Party, or any of the rights of the Indemnified Party, under this Section 12 (except to the extent such failure materially prejudices the defense of such claim or proceeding). If the Indemnified Party does not elect to proceed with the defense of any such claim or proceeding, the Indemnifying Party may proceed with the defense with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may not settle or compromise any such claim or proceeding without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld or delayed).

SECTION 13

MISCELLANEOUS

13.1         Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party. The failure or delay of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. The waiver of a breach of this Agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

13.2         Binding Agreement; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement is not assignable except by operation of law; provided, following the closing of the Equity Financing, that any CureDM Member may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any of its affiliates or to any transferee of the BTHE Shares following the Closing Date. No such assignment, delegation or other transfer shall relieve the assignor of any of its obligations or liabilities hereunder.

13.3         Notices. Any notice or statement given under this Agreement shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) when delivered by electronic mail (so long as notification of a failure to deliver such electronic mail is not received by the sending party), (iii) if transmitted by facsimile when confirmation of transmission is received by the sending party, (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (v) if sent by reputable overnight courier when received, to the other party(ies) at the addresses indicated above or on Schedule A hereto or at such other address or number as may be furnished in writing in accordance with this paragraph. Any party hereto may, from time to time, change its address, facsimile number, e-mail address or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

13.4         Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, State of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

13.5         Entire Agreement. This Agreement, including the Schedules hereto and any collateral agreements executed in connection herewith, contains the entire agreement among the parties with respect to the transaction and issuance of the BTHE Shares and related transactions, and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may only be amended by a written instrument signed by each of the parties hereto.

13.6         Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.7         Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

13.8         Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document. This Agreement may be executed and delivered by facsimile transmission or pdf via email and when so executed and delivered shall have the same effect as if the receiving party had received an original counterpart of this Agreement.

13.9         No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any third person, other than the parties and their respective successors and assigns permitted by Section 13.2, any right, remedy or claim under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

BOSTON THERAPEUTICS, INC.

By:
Name: Carl W. Rausch Title: CEO

CUREDM GROUP HOLDINGS, LLC

By:
Name: Loraine V. Upham Title: President and CEO

[Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

CUREDM MEMBERS:

Entities:

By:

Name:

Title:

Individuals:

Print Name:

[Signature Page to Contribution Agreement]

Schedule A

Schedule B

CureDM Disclosure Schedule

Schedule 2.1 - Board of Directors; Committees

Schedule 2.7 - CureDM Intellectual Property

Schedule 2.13(b) - Leased Real Property

2.14(b) - Licensed Personal Property Assets

2.14(c) – Owned Personal Property Assets

Schedule 2.16 - Financial Statements

Schedule 2.24(d) - Products/Product Candidates

Schedule 4.4 – List of Non-Accredited CureDM Members